Exhibit 99.1

NEWS RELEASE for March 10, 2005 at 7:30 a.m. EST

Contact:	Allen & Caron Inc
	Michael Lucarelli (investors)	Brian Kennedy (media)
	212-691-8087	212-691-8087
	m.lucarelli@allencaron.com	brian@allencaron.com

DIGITAL ANGEL AWARDED $700,000 IN CONTRACTS

BY THE BONNEVILLE POWER ADMINISTRATION

SO. ST. PAUL, MN (March 10, 2005) … Digital Angel Corporation (Amex:DOC) an advanced technology company in the field of rapid and accurate identification, location tracking, and condition monitoring of high-value assets announced today receipt of $700,000 in contracts with the Bonneville Power Administration to continue the development of an extremely large RFID antenna detection system for the tracking of fish.

For the past two years, Digital Angel has been working on the development of large antenna systems, specifically for the Bonneville Corner Collector, located on the Columbia River in Oregon. The development contract includes design and installation of what is expected to be the largest antenna system for tracking fish in the Columbia River basin and also includes the development of new readers and new implantable tag enhancements. Digital Angel has been developing, manufacturing and installing implantable passive integrated transponders and reader systems for the federal Columbia and Snake River hydroelectric projects since the early 1990s.

Digital Angel Chief Executive Officer Kevin N. McGrath stated, “We are delighted to develop this antenna for the Bonneville Power Administration.  The contract phase for this year has a budget in excess of $700,000.  We expect a second phase in 2006.  This antenna system will further advance the scope of antenna systems we supply.  In addition, Digital Angel has been chipping between two and three million salmon per year, providing revenue to Digital Angel in 2004 of approximately $8 million.  Our chips and scanners report critical information real-time to sophisticated database management systems.”

Digital Angel’s Chief Technology Officer Zeke Mejia commented, “Because of our leading technology we were selected by the Bonneville Power Administration.  The challenge in this project is to develop large antennas with a minimum size of 16 feet by 16 feet and still use the standard fisheries glass encapsulated tag of 12 millimeters long. We believe this antenna is the world’s largest RFID antenna”

About Digital Angel Corporation

Digital Angel Corporation develops and deploys sensor and communications technologies that enable rapid and accurate identification, location tracking, and condition monitoring of high-value assets. Applications for the Company’s products include identification and monitoring of pets, humans, fish and livestock through its patented implantable microchips; location tracking and message

MORE – MORE – MORE

monitoring of vehicles and aircraft in remote locations through systems that integrate GPS and geosynchronous satellite communications; and monitoring of asset conditions such as temperature and movement, through advanced miniature sensors.

Digital Angel Corporation is majority-owned by Applied Digital Inc. (Nasdaq:ADSX). For more information about Digital Angel, please visit www.DigitalAngelCorp.com.

The statements in this press release that are not strictly historical, are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbors created by these sections.  The forward-looking statements are subject to risks and uncertainties and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to, that the Company’s majority stockholder, Applied Digital Solutions, Inc. owns 55.2% of the Company’s common stock; that new accounting pronouncements may impact the Company’s future results of operation; that the Company may continue to incur losses, that infringements by third parties on the Company’s intellectual property or development of substantially equivalent proprietary technology by the Company’s competitors could negatively affect the Company’s business; that domestic and foreign government regulation and other factors could impair the Company’s ability to develop and sell the Company’s products in certain markets; that the Company relies on sales to government contractors of its animal identification products, and any decline in the demand by these customers for the Company’s products could negatively affect the Company’s business; that the Company depends on a single production arrangement for its patented syringe-injectable microchips; that the Company depends on principal customers; that the Company competes with other companies and the products sold by the Company’s competitors could become more popular than the Company’s products or render the Company’s products as obsolete; that the Company’s earnings will decline if the Company must write-off goodwill and other intangible assets; that the exercise of options and warrants outstanding and available for issuance may adversely affect the market price of the Company’s common stock ;that currency exchange rate fluctuations could have an adverse effect on the Company’s sales and financial results; and that the Company depends on a small team of senior management and the Company may have difficulty attracting and retaining additional personnel. A detailed statement of risks and uncertainties is contained in the Company’s reports to the Securities and Exchange Commission, including in particular the Company’s Form 10-K for the fiscal year ended December 31, 2004.  Investors and stockholders are urged to read this document carefully.  The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this release will be met, and investors should understand the risks of investing solely due to such projections.  The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

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